Exhibit 99.1

W. P. Carey Completes Merger with Corporate Property Associates 16 – Global and Announces New Credit Facility

Merger Creates Leading Global Net Lease REIT with Enterprise Value of $9.6 Billion

NEW YORK, Feb. 3, 2014 /PRNewswire/ -- W. P. Carey Inc. (NYSE: WPC) reported today that its merger with its publicly held, non-traded REIT affiliate, Corporate Property Associates 16 – Global Incorporated (“CPA®:16 – Global”), closed on January 31, 2014. W. P. Carey issued approximately 30.7 million shares to CPA®:16 – Global stockholders, with an exchange rate of 0.1830 shares of W. P. Carey common stock for each CPA®:16 – Global share held at closing.

As a result of the merger, W. P. Carey now has an equity market capitalization of approximately $5.9 billion and a total market capitalization of approximately $9.6 billion. Its global portfolio consists of more than 85 million square feet of corporate real estate leased to over 230 companies around the world. W. P. Carey will continue to manage CPA®:17 – Global, CPA®:18 – Global and Carey Watermark Investors, its publicly held, non-traded REIT affiliates.

W. P. Carey believes that the benefits of the merger include:

•                  Improved quality of W. P. Carey’s earnings through increased portfolio diversification and by continuing the shift in revenue mix towards stable real estate rental income

•                  Enhanced access to diverse, efficiently priced sources of capital

•                  Simplified GAAP financial statements by consolidating joint ventures with CPA®:16 – Global, as well as its existing ownership interest in CPA®:16 – Global

•                  Reinforced position as a premier investment manager in the non-traded REIT sector with the 15th successful liquidation of one of its CPA® programs

•                  Continuation of W. P. Carey’s long-standing tradition of stable dividend growth through anticipated accretion to AFFO per diluted share, with an expected post-transaction minimum annualized dividend of $3.52 per share

W. P. Carey also announced today that it has obtained a senior unsecured credit facility totaling $1.25 billion. The facility is composed of a $1.0 billion revolving line of credit and a $250 million term loan as well as a $500 million accordion feature. Bank of America, N.A. and JPMorgan Chase Bank, N.A. acted as Joint Bookrunners and Joint Lead Arrangers.

The revolving line of credit will mature in four years with an option to extend for one year. The term loan component has a two-year maturity with two separate one-year extension options. The senior unsecured credit facility has an aggregate interest rate that is lower than what the Company and CPA®:16 – Global paid in aggregate on their respective facilities. W. P. Carey repaid the $595 million of principal outstanding on its $625 million credit facility as well as $170 million of principal that CPA®:16 – Global had outstanding on its credit facility, each of which has been terminated, and expects to use the new facility primarily for potential new investments and general corporate purposes.

Commenting on the completion of the merger and new credit facility, Trevor Bond, President and CEO of W. P. Carey, stated, “We believe that the positive balance sheet, earnings and AFFO impact of the merger with CPA®:16 – Global, along with the additional liquidity provided by the increased size of our credit facility, will continue to support W. P. Carey’s position as the leading global net lease REIT. Along with our recent investment grade credit ratings by Standard & Poor’s and Moody’s, the closing of the merger and our increased credit facility reflect our strong business fundamentals and support our strategy of generating solid cash flows and stable dividend growth.”

W. P. Carey Inc.
W. P. Carey Inc. is a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and owns and manages an investment portfolio totaling more than $15 billion. The largest owner/manager of net-lease assets, WPC’s corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows that have enabled WPC to deliver consistent and rising dividend income to investors for nearly four decades. www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements:
Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the benefits of the merger with CPA®:16 – Global (the “Merger”), including, the expected range of AFFO per diluted share, annualized dividends and the statements by Mr. Bond. These statements are based on the current expectations of the management of W. P. Carey. It is important to note that the actual results of W. P. Carey or of the combined company following the consummation of the Merger could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s and CPA®:16 – Global’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Item 1A. Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the SEC. These risks, as well as other risks associated with the Merger, are more fully discussed in the Form S-4 and the Joint Proxy Statement/Prospectus, as amended (File No. 333-191517) filed by W. P. Carey and CPA®:16 – Global. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Company contact:
Kristin Brown
W. P. Carey Inc.
212-492-8989
kbrown@wpcarey.com

Press contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com